Exhibit 99.1

Report to Stockholders: For the Period Ended June 27, 2004

Dear Stockholders:

Your Company reported net income for the second quarter of 2004 of $10.6 million or $1.17 per share compared to net income of $11.9 million or $1.32 per share for the second quarter of 2003. Net income in the second quarter of 2004 included a one-time unfavorable non-cash impact of approximately $1.0 million or $.11 per share due to a change in the manner in which The Coca-Cola Company provides marketing funding support to the Company. In the second quarter of 2003, net income reflected a nonrecurring tax benefit of $3.1 million or $.34 per share. Net income for the first half of 2004 was $13.4 million or $1.48 per share compared to net income of $13.3 million or $1.47 per share for the first half of 2003.

The key driver behind improved operating performance in the second quarter and first half of 2004 was higher net pricing as average revenue per case increased by approximately 5% and 4.5%, respectively. Bottle/can volume was 0.3% lower and 0.6% lower in the second quarter and first half of 2004, respectively. Volume was enhanced by growth in Dasani, solid performance in our diet carbonated soft drink portfolio and product innovation, but offset by softness in the overall carbonated soft drink category. Product innovation continues to be an important factor in our overall bottle/can volume trend. The Company successfully introduced Coca-Cola C2, a new mid-calorie product from The Coca-Cola Company, during June 2004. With the introduction of Coca-Cola C2, the Coca-Cola system in the U. S. also launched an 8-pack can Fridge Pack™. Bottle/can volume of Coca-Cola C2 and diet Coke with Lime, which was introduced in the first quarter of 2004, represented approximately 3% of the Company’s overall volume in the second quarter of 2004.

Debt was approximately $81 million lower at the end of the second quarter of 2004 compared to the end of the second quarter of 2003. The Company continues to reduce debt by a combination of solid earnings, managing capital spending and a continuing focus on working capital management.

We are pleased with the initial results from the introduction of diet Coke with Lime and Coca-Cola C2 in 2004 and will continue to review opportunities for additional volume and margin with new brand and packaging introductions. Our continued success will require an ongoing focus and monitoring of the appropriate balance between net pricing and volume.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited June 27, 2004	Dec. 28, 2003	Unaudited June 29, 2003
Assets
Current Assets:
Cash	$9,009	$18,044	$7,272
Trade accounts receivable, net	92,487	82,222	84,858
Accounts receivable, other	12,560	28,775	15,356
Inventories	54,360	36,891	40,114
Cash surrender value of life insurance, net	20,170	27,765
Other current assets	9,686	6,981	8,565

Total current assets	198,272	200,678	156,165

Property, plant and equipment, net	426,385	446,708	461,707
Leased property under capital leases, net	78,731	43,109	44,342
Other assets	26,815	27,653	60,912
Franchise rights, net	520,672	520,672	520,672
Goodwill, net	102,049	102,049	101,754
Other identifiable intangible assets, net	7,461	9,051	9,631

Total	$1,360,385	$1,349,920	$1,355,183

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$39	$78	$39
Current portion of obligations under capital leases	1,845	1,337	1,444
Accounts payable and accrued expenses	147,160	132,904	137,847

Total current liabilities	149,044	134,319	139,330

Deferred income taxes	165,212	156,094	152,735
Other liabilities	122,146	125,299	115,752
Obligations under capital leases	80,100	44,226	44,829
Long-term debt	744,439	802,639	825,078

Total liabilities	1,260,941	1,262,577	1,277,724

Minority interest	36,969	34,871	32,832
Stockholders’ equity	62,475	52,472	44,627

Total	$1,360,385	$1,349,920	$1,355,183

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2004	2003	2004	2003
Net sales	$333,711	$318,165	$616,438	$593,365
Cost of sales, excluding depreciation expense shown below	173,026	165,061	315,236	305,713

Gross margin	160,685	153,104	301,202	287,652

Selling, delivery and administrative expenses, excluding depreciation expense shown below	111,924	106,479	218,494	208,457
Depreciation expense	17,661	19,282	35,313	38,297
Amortization of intangibles	795	767	1,590	1,465

Income from operations	30,305	26,576	45,805	39,433
Interest expense	10,676	10,916	20,984	21,287
Minority interest	1,651	1,142	2,098	1,258

Income before income taxes	17,978	14,518	22,723	16,888
Income taxes	7,355	2,618	9,305	3,581

Net income	$10,623	$11,900	$13,418	$13,307

Basic net income per share	$1.17	$1.32	$1.48	$1.47
Diluted net income per share	$1.17	$1.32	$1.48	$1.47

Weighted average number of common shares outstanding	9,063	9,043	9,063	9,043
Weighted average number of common shares outstanding — assuming dilution	9,063	9,043	9,063	9,043

Cash dividends per share
Common Stock	$.25	$.25	$.50	$.50
Class B Common Stock	$.25	$.25	$.50	$.50

STOCKHOLDER INFORMATION

Corporate Address

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Company Website

www.cokeconsolidated.com

Common Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol - COKE.

Stockholder Inquiries

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with Wachovia Bank, N.A., Attention: Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Blvd. 3C3, Charlotte, NC 28288-1153. Communication may also be made by calling Toll Free (800) 829-8432, Local (704) 590-7375 or Fax (704) 590-7598.

Stockholder Reports

Additional copies of the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q to the Securities and Exchange Commission (“SEC”) are available without charge upon written request to David V. Singer, Executive Vice President, Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. These filings are also available on the Company’s website as well as on the SEC’s website.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Report to Stockholders, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to management of capital spending and working capital and an ongoing focus and monitoring of the appropriate balance between net pricing and volume. These statements and expectations are based on the currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling prices resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of certain marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts; the inability of our aluminum can or PET bottle suppliers to meet our sales demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated returns on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; inability to increase selling prices to offset higher raw material costs; significant changes in debt ratings impacting the Company’s ability to borrow; terrorist attacks, war or other civil disturbances; and changes in financial markets.